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Exhibit 99.1

Wendel Appointed Acting President of RWD's Latitude360™ Division

        Columbia, MD—October 10, 2002—Dr. Robert W. Deutsch, chairman and CEO of RWD Technologies (Nasdaq: RWDT), today announced that Jeffrey W. Wendel has been appointed acting president of Latitude360, RWD's eLearning and eBusiness integration division.

        Wendel joined RWD in 1994 to direct the efforts of the Information Technology department. Most recently, he was senior vice president for Latitude360, where he was responsible for information technology activities and eBusiness and eLearning system integration initiatives. Wendel has served on RWD's Board of Directors since 1997. Prior to joining RWD, he was a director at S3 Technologies, Inc., where he established a government services organization and managed software projects to support the energy, utility and process control industries. He has a bachelor of science degree in systems engineering from the United States Naval Academy and has an M.B.A. from Loyola College. He served in the Navy nuclear power program as a submarine officer.

        "I hired Jeff Wendel in 1994 to make RWD's IT division profitable, which he did, and made it the most profitable component of the Company," said Dr. Deutsch. "I am promoting him now to be acting president of Latitude360 for the purpose of getting RWD's Latitude360 division profitable, which I am confident he will do. While the circumstances are similar, the problems are different. The biggest problem now is the slow economy. Latitude360 has eLearning and eBusiness products and solutions that meet the requirements of reducing operating costs and increasing productivity that should be moving at much faster rate. I expect that Jeff's broad technical and business experience will focus on accelerating the closing of business contracts for Latitude360 and the leveraging of business opportunities generated in the other parts of the Company."

About RWD Technologies, Inc.

        RWD Technologies, Inc. (Nasdaq: RWDT), is a professional services company with headquarters in Columbia, Maryland, U.S.A., that provides a broad range of technology solutions to the business challenges confronting Fortune 500 companies. The Corporation has three operational segments: Latitude360™, Enterprise Systems, and Performance Solutions. Established in 1988, RWD has approximately 900 employees located in 15 offices in the United States, 3 offices in Europe, and one office in both Canada and Singapore, who provide services that increase productivity and reduce operating costs for companies in over 20 industries. Information about RWD can be found at the Corporation's World Wide Web site, www.rwd.com.

About Latitude360™

        Latitude360, the eLearning and eBusiness integration division of RWD Technologies, is a market leader in delivering innovative online and offline business solutions. Using advanced information technology techniques, Latitude360 delivers completely integrated systems designed to maximize competitive advantage and worker productivity. Solutions range from eCommerce, eLearning, enterprise relationship management systems, and embedded performance support systems to knowledge management and remote worker and diagnostic system solutions. Latitude360's flagship offering, University360™, is a fully hosted, comprehensive suite of eLearning components that are integrated to provide a flexible and cost effective online learning solution. Information about Latitude360 can be found at the division's Web site: www.latitude360.com.

Copyright (c) 2002 RWD Technologies, Inc. All rights reserved.
RWD and RWD Technologies, Inc. are registered trademarks, and RWD Technologies, Latitude360 and University360 are trademarks of RWD Technologies Inc.

Media Contact:
RWD Technologies Inc.
Beth Marie Buck, Vice President and CFO
(888) RWD-TECH
bbuck@rwd.com

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  Exhibit 99.1